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                                                                    EXHIBIT 99.1

                        WILLIAMS COMMUNICATIONS ANNOUNCES
                   PRIVATE PLACEMENT OF CONVERTIBLE PREFERRED
                                     STOCK

TULSA-- Williams Communications (NYSE:WCG) announced today that it is considering plans to sell approximately $250 million of convertible preferred stock in a private placement. The securities will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

The proceeds from the sale of the securities will be used to continue the enhancement and expansion of the Williams Communications network and for working capital and general corporate purposes.

About Williams Communications Group, Inc. (NYSE:WCG)

Williams Communications, through its subsidiaries, is North America's only exclusively carrier-focused fiber-optic network and the largest independent source of end-to-end integrated business communications solutions - data, voice or video. Based in Tulsa, Okla., Williams Communications had revenues of $2 billion in 1999 and today has more than 10,000 employees primarily in North America, with offices in Europe and Asia and investments in South America and Australia. Approximately 85 percent of WCG stock is held by Williams (NYSE:WMB) which, in 1985, became the first energy company to harness its core competency as a builder of networks to enable competition in the communications industry. Additional information is available at www.williams.com and www.williamscommunications.com.

All trademarks are the property of their respective owners. Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission. This news release is not an offer to sell, nor the solicitation of an offer to buy, any securities. Any offer will be made only by means of a prospectus registered with the Securities and Exchange Commission.

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CONTACT INFORMATION:

Lynne Butterworth                               Patricia Kraft
(918) 573-3692                                  (918) 573-0649
lynne.butterworth@williams.com                  patricia.kraft@williams.com